Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

Enova International, Inc.

Table 1 - Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Fee rate	Amount of registration fee (3)
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	2,000,000	$30.12	$60,240,000.00	0.0000927	$5,584.25

(1)  This registration statement covers an aggregate of 2,000,000 shares of Enova International, Inc.’s common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the Enova International, Inc. Third Amended and Restated 2014 Long-Term Incentive Plan (the “Third Amended and Restated 2014 LTIP”).  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Third Amended and Restated 2014 LTIP.

(2)  Estimated solely for the purpose of computing the registration fee.

(3)  Calculated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. Accordingly, the amount of the registration fee is calculated based upon 2,000,000 shares of Common Stock reserved for issuance under the Third Amended and Restated 2014 LTIP at a price of $30.12, which is the average of the high and low price per share of Common Stock on the New York Stock Exchange on May 12, 2022.